SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Geospace Technologies Corporation

(Name of Registrant as Specified in its Charter)

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January 3, 2013

Dear Fellow Stockholder:

I am pleased to invite you to attend Geospace Technologies Corporation’s 2013 Annual Meeting of Stockholders. We will hold the meeting at 9:00 a.m. on the 21st of February 2013 at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2012 Annual Report. We encourage you to read these materials.

Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at http://materials.proxyvote.com/37364X.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. The cost of any solicitation of proxies will be borne by us.

The board of directors recommends that you vote (i) FOR the election of directors, (ii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2013, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers.

Thank you for your cooperation. The rest of the board of directors and I look forward to seeing you at the meeting.

Very truly yours,

/s/ Gary D. Owens
Gary D. Owens
Chairman of the Board, President and Chief Executive Officer

Geospace Technologies Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

January 3, 2013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 21, 2013

The Annual Meeting of the Stockholders of Geospace Technologies Corporation will be held at 9:00 a.m. (Houston time) on the 21st of February, 2013, at the company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, for the following purposes:

1.	to elect two directors, each to hold office until the 2016 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified;

2.	to ratify the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2013;

3.	to vote on a non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers;

4.	and to transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of Geospace Technologies Corporation common stock at the close of business on January 3, 2013 will be entitled to vote at the meeting.

By order of the board of directors,

/s/ Thomas T. McEntire
Thomas T. McEntire
Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at http://materials.proxyvote.com/37364X.

Geospace Technologies Corporation

PROXY STATEMENT

January 3, 2013

The board of directors of Geospace Technologies Corporation (the “Company”) is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 9:00 a.m. on the 21st of February 2013, at the Company’s corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, and for any adjournment thereof.

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock at the close of business on January 3, 2013. On January 3, 2013, stockholders entitled to vote at the meeting will be able to access an electronic version of a proxy card, this proxy statement, the Company’s 2012 Annual Report at http://materials.proxyvote.com/37364X. On January 11, 2013, the Company will mail hard copies of these proxy materials to stockholders who have previously elected to receive printed copies.

You may request a printed copy of these proxy materials by sending a written request to Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601, Attention: Secretary. Copies will be mailed to the requesting stockholder free of charge within three business days of the receipt of the request.

On December 21, 2012, there were 12,750,000 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter considered at the meeting.

Your proxy card will appoint Thomas L. Davis, Ph.D. and Charles H. Still as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares (i) FOR the election of director nominees named in this proxy statement, (ii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2013, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The enclosed form of proxy provides a means for you to vote for the proposals listed in this proxy statement or to withhold authority to vote for proposals.

The board of directors expects the director nominees named in this proxy statement to be available for election. If any director nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for director nominees.

The Company is not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters not now known are properly brought by the Company before the meeting, and if you return a signed, dated proxy card, the proxy holders may vote your shares in their discretion as to those other matters.

No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote is either present at the meeting in person or represented by proxy. The two director nominees who receive the most votes will be elected to the two open directorships even if they receive less than a majority of the votes cast. The proposal relating to the ratification of the appointment of UHY LLP as the auditors of the Company for the 2013 fiscal year and the resolution regarding the compensation of the Company’s named executive officers will be passed if the proposal receives the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are counted as shares present for determining a quorum, but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of common stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Representatives of Computershare Investors Services, the transfer agent and registrar for the common stock, will act as the inspectors of election at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders To Be Held on February 21, 2013

Pursuant to the new Securities and Exchange Commission rules related to the Internet availability of proxy materials, we have chosen to make this proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy, our 2012 Annual Report to stockholders available via the Internet at http://materials.proxyvote.com/37364X.

PROPOSAL I : ELECTION OF DIRECTORS

At the meeting, the stockholders will elect two directors. The board of directors is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-year terms, with the term of one class expiring at each annual meeting of stockholders.

The directors in Class III, whose terms expire at the meeting, are Mr. William H. Moody and Mr. Gary D. Owens. The nominating and corporate governance committee of the Company has nominated Mr. William H. Moody and Mr. Gary D. Owens to serve as Class III directors for another three-year term expiring at the 2016 Annual Meeting of Stockholders. The nominating and corporate governance committee considered various criteria to evaluate the potential candidates including, without limitation, (1) independence, (2) qualification to serve on the committees of the board of directors, (3) experience in the seismic industry, (4) knowledge of the oil and gas industry, (5) continuing overall contributions and valuable input to the board of directors and its committees, and (6) a collaborative, persuasive and articulate personality. The nominating and corporate governance committee also considers all of such person’s diversity attributes (e.g., perspectives, professional experience, experiences derived from high-quality business, skills, background, race and gender) as a whole and does not necessarily attribute any greater weight to one attribute. Each candidate is considered in the context of their contribution to the board of directors as a whole with the objective of assembling a group that best contributes to the success of our Company and represents stockholder interests through the exercise of sound judgment, using its diversity of perspectives, skills and experiences. After discussions, the nominating and corporate governance committee determined that Mr. Moody and Mr. Owens satisfied the criteria considered by the nominating and corporate governance committee, and nominated Mr. Moody and Mr. Owens to stand for election as Class III directors on the board of directors of the Company.

Mr. Moody and Mr. Owens have been nominated by the nominating and corporate governance committee to serve as Class III directors for a three-year term expiring at the 2016 Annual Meeting of Stockholders. The directors in Class I are serving terms that expire at the 2014 Annual Meeting of Stockholders. The directors in Class II are serving terms that expire at the 2015 Annual Meeting of Stockholders. Only Dr. Davis, Mr. Moody, Mr. Still and Ms. Langtry are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules as currently applicable to the Company.

The board of directors has previously determined the independence of Mr. Moody under the criteria established by the NASDAQ and the Securities and Exchange Commission. No specific transactions existed that needed to be considered in determining the independence of Mr. Moody in connection with his nomination.

Information regarding the director nominees and directors whose terms will continue after the meeting follows.

Class I Directors (Terms Expiring at the 2014 Annual Meeting of Stockholders)	Age	Position	Director Since
Thomas L. Davis, Ph.D. (a)(b)(c)	65	Director	1997

Nominees for Election for Class II Directors (Terms Expiring at the 2015 Annual Meeting of Stockholders)
Tina M. Langtry (b)	55	Director	2012
Michael J. Sheen	64	Senior Vice President and Chief Technical Officer, Director	1997
Charles H. Still (a)(b)(c)	70	Director	1997

Class III Directors (Terms Expiring at the 2013 Annual Meeting of Stockholders)
William H. Moody (a)	73	Director	2004
Gary D. Owens	65	Chairman of the Board, President and Chief Executive Officer	1997

(a)	Member of the audit committee.
(b)	Member of the compensation committee.
(c)	Member of the nominating and corporate governance committee.

Background of Nominees and Continuing Directors

Thomas L. Davis, Ph.D. became a director in connection with the Company’s initial public offering in November 1997. Dr. Davis is a Professor of Geophysics at the Colorado School of Mines, where he has worked since 1980. He has also been a coordinator of the Reservoir Characterization Project, an industry consortium of the Colorado School of Mines, since it was founded in 1985, with the objective of characterizing reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation. The board believes that Dr. Davis’ industry specific experience and expertise and the unique perspective gained from serving as a professor at the Colorado School of Mines enable him to effectively serve as a director.

Tina M. Langtry was the Manager, Discovered Resource Opportunity Evaluations and the General Manager, Global Exploration New Ventures/Business Development for ConocoPhillips from September 2002 until her retirement in January 2008. In such capacity, Ms. Langtry had exploration and appraisal responsibilities for ConocoPhillips’s global new ventures and business development organizations focused on growing ConocoPhillips’s global exploration and production business. Prior to September 2002, Ms. Langtry held various positions with Conoco, Inc., including President and Managing Director of Norske Conoco AS. Ms. Langtry is a member of the American Association of Petroleum Geologists. She has also served as the chairperson for American Petroleum Institute’s executive committee for exploration affairs. She served as a board member of the Norwegian America Chamber of Commerce, Houston Branch and was a member of several leadership teams in ConocoPhillips. The board believes that Ms. Langtry’s extensive industry knowledge in oil and gas exploration and other expertise related to the oil and gas industry enable her to effectively serve as a director.

Michael J. Sheen joined the Company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with the Company’s initial public offering in November 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. (now known as ION

Geophysical Corp.) beginning in 1991 and had held other positions at Input/Output, Inc. (now known as ION Geophysical Corp.) starting in 1977. The board believes that Mr. Sheen’s depth of understanding of the Company’s operations and strategy, his extensive employment experience with the Company and his significant industry specific experience enable him to effectively serve as a director.

Charles H. Still became a director in connection with the Company’s initial public offering in November 1997. He was Secretary of the Company, serving in a non-executive capacity, from the Company’s formation in September 1994 until February 2009 and has been Secretary of various affiliates and predecessors of the Company since 1980. He was a partner in the law firm of Fulbright & Jaworski L.L.P. from 1975 until 2008. As of January 1, 2008, Mr. Still retired as a partner of that firm and became Of Counsel. In 2008, Mr. Still left Fulbright & Jaworski L.L.P. and became a partner in the law firm of Kelly Hart & Hallman LLP. He retired as a partner of that firm on December 31, 2010 and returned to Fulbright & Jaworski L.L.P. as Of Counsel. Mr. Still also serves on the board of directors of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P., of which he is a member of the audit committee. The board believes that Mr. Still’s extensive legal and financial background and board and corporate governance experience enable him to effectively serve as a director.

William H. Moody has been a director since July 2004. Mr. Moody served with KPMG in many capacities including managing partner, audit partner-in-charge and Securities and Exchange Commission reviewing partner until his retirement in June 1996. Mr. Moody previously served on the board of directors of Remote Knowledge, Inc. from November 2005 through July 2008. The board believes that Mr. Moody’s extensive financial and accounting experience, including that related to the energy industry, enables him to effectively serve as a director.

Gary D. Owens joined the Company as President and Chief Executive Officer in 1997 and became a director and Chairman of the Board in that year. From October 1993 until May 1997, Mr. Owens was the President and Chief Executive Officer of Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Owens had held other positions at Input/Output, Inc. (now known as ION Geophysical Corp.) beginning in 1977. The board believes that Mr. Owens’ depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Nominations to the Board of Directors

All of the members of the nominating and corporate governance committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules as currently applicable to the Company. The charter for the nominating and corporate governance committee is available on the Company’s website. The address of the Company’s website is http://www.geospace.com.

The nominating and corporate governance committee is responsible for reviewing and interviewing qualified candidates to serve on the board of directors, for making recommendations for nominations to fill vacancies on the board of directors, and for selecting the nominees for election by the Company’s stockholders at each annual meeting. The nominating and corporate governance committee has not established specific minimum age, education, experience or skill requirements for potential directors. The nominating and corporate governance committee has taken into account all factors it has considered appropriate in fulfilling its responsibilities to identify and recommend individuals as director nominees. Those factors have included, without limitation, the following:

•

an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity and character;

•	the size and composition of the board of directors and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•

regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the board of directors or its committees and his or her overall contributions to the board of directors and the Company.

The nominating and corporate governance committee has utilized a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms, stockholders or other persons. Candidates have been evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year.

The nominating and corporate governance committee will consider qualified nominees recommended by stockholders. Stockholders desiring to make such recommendations should submit such recommendations to the Company Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. The nominating and corporate governance committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

PROPOSAL II : RATIFICATION OF APPOINTMENT OF AUDITORS

For fiscal years 2011 and 2012, the Company retained UHY LLP (“UHY”), independent public accountants, to provide audit services to the Company and, in consideration of such services, paid to UHY the amounts specified under the heading “Independent Public Accountants” in this proxy statement.

The audit committee of the board of directors has appointed UHY to audit our consolidated financial statements for the year ending September 30, 2013, and such appointment has been approved by the board of directors.

In the event the appointment of UHY is not ratified, the audit committee will consider the appointment of other independent auditors. A representative of UHY is expected to be present at the annual meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The board of directors recommends voting “FOR” this proposal.

PROPOSAL III : ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At the meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2013 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

The Company and the compensation committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the compensation committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the board of directors. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. Additionally, your advisory vote will not be construed (i) as overruling a decision by the Company or the board of directors, (ii) to create or imply any change to the fiduciary duties of the Company or the board or directors, (iii) to create or imply any additional fiduciary duties for the Company or the board of directors, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The board of directors recommends voting “FOR” this proposal.

Communications with the Board of Directors

Any stockholder or other interested party wishing to send written communications to any one or more members of the Company’s board of directors may do so by sending them to the Company Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. All such communications will be forwarded to the intended recipient(s).

Committees of the Board of Directors and Meeting Attendance

The board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee.

The audit committee is charged with, among other tasks, recommending to the entire board the engagement and discharge of independent auditors of the financial statements of the Company, reviewing and pre-approving the professional services provided by independent auditors, reviewing the independence of independent auditors, reviewing with the auditors the plan and results of the auditing engagement, considering the range of audit and non-audit fees, reviewing the Company’s system of internal accounting controls and reviewing and reassessing the adequacy of its charter on an annual basis. The audit committee met four times during the fiscal year ended September 30, 2012. The audit committee’s report appears below in this proxy statement. The board of directors of the Company has made a determination that Mr. Moody, a member of its audit committee who is independent, is the audit committee financial expert. Mr. Moody’s background is described above under “Background of Nominees and Continuing Directors.”

The compensation committee is charged with, among other things, recommending to the entire board the compensation to be paid to officers and key employees of the Company and the compensation of members of the board of directors, and reviewing and reassessing the adequacy of its charter on an annual basis. The compensation committee also makes recommendations to the entire board regarding the grant of stock options and restricted stock awards. The compensation committee met three times during the fiscal year ended September 30, 2012. The compensation committee’s report on executive compensation for fiscal year 2012 appears below in this proxy statement.

The nominating and corporate governance committee is charged with, among other things, identifying and recommending nominees for election to the Company’s board of directors at annual meetings and filling vacancies on the Company’s board, recommending nominees for appointment to the Company’s committees, annually reviewing the overall effectiveness of the organization of the board and the committees thereof, developing and maintaining qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and annually reviewing the directors, its own performance and its charter. The nominating and corporate governance committee will consider nominees recommended by stockholders. With respect to procedures that must be followed in order for nominations from stockholders to be considered, see “Nominations to the Board of Directors” above. The nominating and corporate governance committee met once during the fiscal year ended September 30, 2012.

The board of directors met six times during the fiscal year ended September 30, 2012.

The Company’s independent directors meet in executive sessions held immediately preceding regularly scheduled board meetings, in conjunction with the meetings of the Company’s audit committee which is comprised of independent directors. In fiscal year ended September 30, 2012, independent directors met in executive sessions four times.

Each director attended, in person or by telephone, at least 75% of the meetings held by the board of directors and by the committees on which the director served. The Company’s board of directors holds a regular meeting in conjunction with the annual meeting of stockholders. Therefore, the directors are encouraged to and generally attend the Company’s annual meeting of stockholders. All of the Company’s directors attended the 2012 Annual Meeting of Stockholders.

Board Leadership Structure and Role in Risk Oversight

Gary D. Owens, our Chief Executive Officer, currently also serves as our Chairman of the Board. We have not established a written position description for our Chairman of the Board. A primary function of that position is to set the agenda for and lead meetings of the Company’s board of directors. We believe the combined Chairman / Chief Executive Officer position is appropriate for a company of our size and the interests of all our shareholders are best served at the present time through such a leadership model.

In particular, we believe that the present structure best meets our current needs because (i) it facilitates efficient and effective communication between management and non-employee members of the Board, (ii) it provides clarity for our stockholders on corporate leadership and accountability, and (iii) Mr. Owens’s direct involvement in our business and management of our day-to-day operations provides him with the best knowledge of our strategy, operations and financial condition and makes him best positioned to lead productive board sessions. Our board of directors does not have an independent lead director.

The board of directors has an active role in evaluating the Company’s risk management in our ongoing business by regularly reviewing information presented by management regarding the Company’s business and operations risks and monitoring risk areas through board reports and related discussions at board meetings. Our board of directors also reviews and approves the capital budget on an annual basis. Our committees include an audit committee, which oversees accounting and financial issues and risks, a compensation committee, which reviews leadership performance and compensation, and a nominating and corporate governance committee, which assesses board performance and corporate governance issues.

Audit Committee Report

We have reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2012 with management and have discussed with UHY LLP, the independent auditors for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) and related amendments with respect to those statements. We have received the written disclosures and the letter from UHY LLP required by Rule 3526 adopted by the Public Company Accounting Oversight Board regarding independence and have discussed with UHY LLP its independence in connection with its audit of the Company’s most recent annual financial statements. Based on this review and these discussions, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

Thomas L. Davis, Ph.D., William H. Moody and Richard C. White were the members of the audit committee during fiscal year 2012. Mr. White resigned his position on the board of directors of the Company on October 25, 2012, and Charles H. Still was subsequently appointed to serve as a member of the audit committee. Dr. Davis, Mr. Moody and Mr. Still are independent and Mr. White was independent until his resignation, as independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules as currently applicable to the Company.

The board of directors has adopted a written charter for the audit committee. The charter of the audit committee is available on the Company’s website. The address of the Company’s website is http://www.geospace.com.

The information in this Audit Committee Report shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Thomas L. Davis, Ph.D.

William H. Moody

Charles H. Still

Compensation of Directors

Until the board meeting held August 2, 2012, each non-employee director received $75,000 per year in cash, paid in four equal quarterly installments. On May 3, 2012, the compensation committee of the board of directors of the Company approved an increase of $10,000 to the annual amount of compensation for directors effective at the August board meeting. The chairman of the audit committee receives an additional $10,000 per year in cash, paid in four equal quarterly installments. All directors are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.

While the Company no longer provides equity-based compensation for board members, the board of directors encourages individual directors to, over time, acquire an equity interest in the Company to align their interests with those of the Company and its stockholders.

The following table summarizes compensation paid to each non-employee director during the fiscal year ended September 30, 2012:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (1)	Total ($)
Tina M. Langtry	58,750		—	—	58,750
Charles H. Still	77,500		—	—	77,500
Thomas L. Davis, Ph.D.	77,500		—	—	77,500
William H. Moody	87,500	(2)	—	—	87,500

(1)	All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.
(2)	As chairman of the audit committee, Mr. Moody receives an additional $10,000 in cash, paid in four equal quarterly installments.

Directors receive the director compensation payments irrespective of meeting attendance. During fiscal year 2012, each director attended, in person or by telephone, at least 75% of the meetings held by the board of directors and by the committees on which the director served.

Security Ownership of Certain Beneficial Owners and Management

The following table indicates the beneficial ownership as of December 21, 2012 of shares of the Company’s common stock of each director and named executive officer, each person known to the Company to beneficially own more than 5% of the outstanding common stock and all directors and named executive officers as a group, along with the percentage of outstanding common stock that such ownership represents. The Company based the information regarding beneficial ownership by third persons of more than 5% of its outstanding capital stock on a search of all Schedules 13D and 13G Forms 13F filed with the Securities and Exchange Commission with respect to the Company’s common stock. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

Beneficial Owner	Shares		Percentage
Eagle Asset Management, Inc. (2)	2,256,194	(1)	17.70%
BlackRock, Inc. (7)	956,634	(1)	7.50%
The Vanguard Group, Inc. (10)	764,256	(1)	5.99%
Brown Capital Management, LLC (8)	743,744	(1)	5.83%
Thomas L. Davis, Ph.D.	18,354	(1)	*
Thomas T. McEntire (3)	47,000	(1)	*
William H. Moody	6,194	(1)	*
Gary D. Owens (4)	458,784	(1)	3.6%
Michael J. Sheen (5)	15,000	(1)	*
Charles H. Still	5,000	(1)	*
Walter R. Wheeler (6)	51,930	(1)	*
Robbin B. Adams (9)	6,050	(1)	*
Tina M. Langtry	0		*
Executive officers and directors as a group (9 people)	609,312	(1)	4.8%

*	Less than one percent.
(1)	These share amounts have been adjusted by the Company to reflect the Company’s 2-for-1 stock split effected in the form of a stock dividend in October 2012.
(2)	As reflected on Schedule 13F Amendment Number 1 filed with the Securities and Exchange Commission on November 6, 2012. Eagle Asset Management, Inc. lists its address as 880 Carillon Parkway, P. O. Box 10520, St. Petersburg, Florida 33716.
(3)	Includes unexercised options to purchase 25,000 shares that vested on December 5, 2012. Mr. McEntire’s business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(4)	Includes unexercised options to purchase 17,500 shares that vested on December 5, 2012. Mr. Owens’ business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(5)	Includes unexercised options to purchase 15,000 shares that vested on December 5, 2012 or on a prior date. Mr. Sheen’s business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(6)	Includes unexercised options to purchase 20,000 shares that vested on December 5, 2012. Mr. Wheeler’s business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(7)	As reflected on Schedules 13F each filed by BlackRock Institutional Trust Company, N.A, BlackRock Fund Advisors, and BlackRock Group Ltd with the Securities and Exchange Commission on November 13, 2012, each of which is listed as a subsidiary or affiliate of BlackRock, Inc. BlackRock, Inc. lists its address as 400 Howard Street, San Francisco, California 94105.
(8)	As reflected on Schedule 13F filed with the Securities and Exchange Commission on November 14, 2012. Brown Capital Management, LLC lists its principal business office as 1201 N. Calvert Street, Baltimore, Maryland 21202.
(9)	Includes unexercised options to purchase 4,050 shares that vested on December 5, 2012. Mr. Adams’ business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(10)	As reflected on Schedule 13F filed with the Securities and Exchange Commission on November 14, 2012. The Vanguard Group, Inc. lists its address as PO Box 2600, Valley Forge, Pennsylvania 19482-2600

Executive Officers and Compensation

Information regarding the named executive officers follows:

Name	Age	Position
Gary D. Owens	65	Chairman of the Board, President and Chief Executive Officer
Michael J. Sheen	64	Senior Vice President and Chief Technical Officer
Thomas T. McEntire	52	Vice President, Chief Financial Officer and Secretary
Walter R. Wheeler	59	Executive Vice President and Chief Operating Officer
Robbin B. Adams	55	Executive Vice President and Chief Project Engineer

Thomas T. McEntire joined the Company as Chief Financial Officer in September 1997 and became Secretary in February 2009. Mr. McEntire had been Financial Controller of APS Holding Corporation (“APS”) beginning in February 1995 and held other senior financial management positions since joining APS in 1990. Prior to joining APS, Mr. McEntire held various positions with Coopers & Lybrand L.L.P. from 1982 to 1990.

Walter R. Wheeler became the Company’s Executive Vice President and Chief Operating Officer in 2012. Mr. Wheeler had been a design engineer with the Company since 1997. Prior to 1997, Mr. Wheeler worked for sixteen years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.).

Robbin B. Adams became the Company’s Executive Vice President and Chief Project Engineer in 2012. Mr. Adams has been a design engineer with the Company since 1997. Prior to 1997, Mr. Adams worked for sixteen years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.).

Mr. Owens’s and Mr. Sheen’s backgrounds are described above under “Background of Nominees and Continuing Directors.”

Compensation Discussion and Analysis

Executive Compensation Program

Objectives of Compensation Program

Our executive compensation program is designed to attract, motivate and retain highly talented and experienced management personnel and to reward management for the Company’s successful financial performance and for increasing stockholder value. We provide compensation and incentives through a combination of salaries, annual performance bonuses and long-term incentive stock-based awards.

Executive officers generally receive the same benefits as other employees. Any differences are typically due to position, seniority, or local requirements. In line with this philosophy, executive officers receive minimal perquisites. Messrs. Owens and Sheen have entered into employment agreements with the Company, which, under certain circumstances, provide them with certain severance benefits upon their termination of employment. See “Potential Payments upon Termination or Change-in-Control” below for more information on these benefits. Our compensation policies are designed to enhance our financial performance and stockholder value by aligning the financial interests of the executive officers and employees with those of our stockholders.

What Our Compensation is Designed to Reward

Our compensation program is designed to reward teamwork and each individual’s contribution to the Company, including the impact of such contribution on the Company’s overall financial performance, as well as to produce positive long-term results for our stockholders and employees.

Administration

The compensation committee is composed of three non-employee members of the board of directors. No compensation committee member participates in any of our employee compensation programs. The compensation committee (i) sets and recommends annual compensation, including equity awards, for Messrs. Owens, Sheen, McEntire, Wheeler and Adams (our senior executive officers) to the full board for approval, (ii) reviews and approves the compensation program for all other executive officers as recommended to the compensation committee by the Chairman of the Board, President and Chief Executive Officer, and (iii) reviews and approves the annual awards under equity incentive plans and the non-equity incentive program to all employees as recommended to the compensation committee by management.

The compensation committee does not currently engage any consultant related to executive compensation matters.

At the 2012 annual meeting of stockholders, the stockholders approved, by a non-binding, advisory resolution, the compensation of the Company’s named executive officers. The compensation committee considered this resolution of the stockholders in its review of executive compensation in fiscal year 2012 and determined that the stockholders generally supported the compensation packages awarded to the Company’s named executive officers, and the objectives and policies by which those packages were determined. Adjustments made to executive annual base salaries in December 2012 were determined in accordance with those objectives and policies. Therefore, the compensation committee believes that the majority of the stockholders of the Company will continue to support the compensation packages received by the Company’s named executive officers. Pursuant to a second resolution adopted by the stockholders at the 2011 annual meeting of stockholders, the stockholders will have an opportunity to approve or withhold approval of executive compensation by a non-binding advisory resolution on an annual basis at each annual meeting of stockholders.

Elements of Compensation

General

The primary elements of the executive compensation program consist of (1) base salary, (2) annual cash bonuses pursuant to a non-equity incentive program, and (3) long term incentives in the form of equity awards. Equity awards have historically included non-qualified stock options and restricted stock awards. Each executive’s current and prior compensation is considered in setting future compensation and, while consideration is given to the vesting and value of previously granted equity awards, the total compensation package is not regularly adjusted for such values. In addition, the Chairman of the Board, President and Chief Executive Officer focuses on relative compensation throughout the organization in recommending the compensation of the other executive officers.

The Company chooses to pay each element of compensation to reward executives through various means. The base salary and employee benefits compensate executives for their daily efforts as management of the Company. The annual cash bonus program, described in more detail below, encourages executives to not only meet their personal goals for the Company, measured in terms of consolidated pretax profits (before bonus), but to encourage other employees to meet personal goals as well. The equity awards provide a long term incentive to executives to improve the performance of the Company as viewed by the market.

An executive’s annual base salary and annual cash bonus do not fluctuate as a result of increasing gains realized from equity awards. Thus, for example, if the stock price has grown significantly, resulting in large potential gains on vested stock awards, an executive’s base salary or bonus potential is not adjusted for that reason. However, the compensation committee would consider those gains in awarding additional equity compensation. Similarly, the compensation committee would not consider a large cash bonus award to be a reason to reduce the equity awards or annual base salary received by the executive in the following fiscal year. The Company views each compensation element as a different means of encouraging and promoting performance. These elements are designed to work in tandem, not against each other.

In fiscal years 2011 and 2012, no new stock options were awarded to the senior executive officers.

The compensation committee considers the balance of base salary levels supplemented by bonus awards and equity compensation in evaluating the total executive compensation package. The executives are encouraged to earn their bonus and equity compensation in order to realize the full value of their compensation package. As the executives realize these levels, the stockholders gain a parallel increase.

Peer Company Comparison

Compensation paid to executive officers at peer companies in the industry is used to provide the compensation committee with insight regarding the market for executives in the industry. The compensation committee strives to maintain a reasonable compensation package for each executive officer using this information in order to retain such officers and provide incentives for such officer to continue to improve the Company’s performance in the future.

In June of 2010, in order to facilitate this analysis, the compensation committee requested that the Company compile historical information with respect to compensation paid to executive officers at peer companies during fiscal years 2008 and 2009, which information was subsequently reviewed by the compensation committee. The compensation committee did not request an update of this information in fiscal year 2012. The Company, with the affirmation of the compensation committee, selected six companies as members of the Company’s peer group. These peer companies were Mitcham Industries, Inc., TGC Industries Inc., Dawson Geophysical Co., OMNI Energy Services Corp., Global Geophysical Services, Inc. and Geokinetics Inc. The Company considers these companies to be peers because of each company’s relative size, position in the industry, revenues, similar geographic location and the fact that these companies compete with the Company for attracting and retaining executive talent. The Company collected the compensation information from the public filings of these peer companies. The selected peer companies did not include compensation information for chief technical officers. Thus, the Company and the compensation committee considered information for the next highest paid executive officer who was neither the chief executive officer nor chief financial officer at these companies in evaluating Mr. Sheen’s compensation.

The Company places a high priority on the retention of its key employees, particularly our senior executive officers (Messrs. Owens, Sheen and McEntire). The board of directors of the Company believes that these officers have made significant contributions to the growth and development of the Company since 1997 and have developed a synergy among themselves that fosters progress and support. A loss of any one of these officers could have a significant impact on the Company and its future. The compensation committee has further recognized that these officers’ contributions continued for a period of seven years during which their salaries remained stagnant while the salaries of their peers steadily increased. As a result of these various considerations, the compensation committee targeted compensation packages for our senior executive officers that would meet or exceed the levels established by our peer companies. As previously stated, these peer companies compete with the Company for attracting and retaining executive talent and, therefore, the compensation committee wanted to establish compensation packages that were fair and competitive for these senior executive officers. With respect to the Company’s two new officers, Mr. Wheeler and Mr. Adams, the Company reviewed the compensation for officers in similar positions in its peer company group and set their compensation to meet the levels established by that group.

The compensation committee targets overall compensation packages for our chief executive officer and chief financial officer that equal 80% to 100% of the total value received by comparable executive officers at our peer companies. However, the compensation committee has determined that because Mr. Sheen’s skills and knowledge base are extremely valuable to the continued growth and development of the Company and this value is not necessarily reflected by the peer company data to which his compensation is compared, the overall compensation earned by our chief technical officer should be targeted at 100% to 120% of the total value received by the non-CEO/CFO executive officers at our peer companies. Annual base salary targets for all of our senior executive officers are 100% to 120% of annual base salaries received by comparable executive officers at our peer companies. Due to the nature of the Company’s business, it is possible for our senior executive officers to receive substantial financial rewards when the Company’s fiscal year financial performance exceeds expectations. Conversely, in years when the Company’s fiscal year financial performance does not meet expectations, our senior executive officers will receive minimal financial compensation, if any, in addition to their base salaries. Thus, to establish some consistency that would give our senior executive officers peace of mind and improve the likelihood of retention of these officers, the compensation committee targets annual base salary ranges that are equal to or greater than overall compensation package targeted ranges. The remaining portions of the executives’ compensation packages are tied to the Company’s financial performance, thus providing an incentive to executive officers and a benefit to our stockholders. The compensation committee does not set targets for equity compensation.

The last adjustment to executive compensation was a 10% salary increase approved on December 8, 2011, with an effective date of January 1, 2012. The following discussion uses the information that was considered by the compensation committee at the time the last executive compensation review was performed, which included peer company compensation information from fiscal years 2008 and 2009.

Chief Executive Officer

In fiscal year 2010, Mr. Owens earned an annual base salary of $275,000. Chief executive officer annual base salaries for fiscal year 2009 at our peer companies ranged from $240,000 to $399,600, with an average of $311,792. Mr. Owens’ fiscal year 2009 annual base salary ($275,000) equaled approximately 88% of this average. Mr. Owens did not receive any additional equity compensation in fiscal year 2010. In 2009, chief executive officers at five of our peer companies received stock options and, in one of our peer companies, also received restricted stock grants, with a grant date fair value ranging from $26,972 to $1,055,987, with an average value of $277,750. After an evaluation of the compensation paid to, and the performance of, Mr. Owens during fiscal year 2010 and after consideration of, among other things, the exceptional performance of the Company during the challenging economic climate, the compensation committee awarded a $87,680 discretionary cash bonus to Mr. Owens. Overall compensation packages for chief executive officers at our peer companies ranged from $360,050 to $1,650,987, with an average of $711,548 in fiscal year 2009. Mr. Owens’s overall compensation package for fiscal year 2010 had a value of $452,298, which equaled 64% of the average total compensation package value received by chief executive officers at our peer companies in fiscal year 2009.

In fiscal year 2011, Mr. Owens’ compensation package was not adjusted from fiscal year 2010 levels. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2011 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2010. Mr. Owens’ overall compensation package for fiscal year 2011 had a value of $501,295, which equaled 70% of the average total compensation package value received by chief executive officers at our peer companies in fiscal year 2009.

In the fiscal year 2012, Mr. Owens’ annual base salary was increased by 10% to $302,500 taking into account the record performance of the Company during the fiscal year 2011 and the differential between Mr. Owens’ total compensation package and those in similar positions in the Company’s peer company group. Mr. Owens also participated in the 2012 Bonus Plan, which is described in more detail under “—Annual Performance Bonuses” below. No discretionary bonus was awarded to Mr. Owens during the fiscal year 2012. Mr. Owens’ overall compensation package for fiscal year 2012 had a value of $582.024, which equaled 82% of the average total compensation package value received by chief executive officers at our peer companies in fiscal year 2009.

Chief Technical Officer

As noted above, the peer companies did not include compensation information for chief technical officers. Thus, since the information to which Mr. Sheen’s compensation is compared relates to the highest paid executive officer other than chief executive officer and chief financial officer, the compensation committee had to consider the possibility that these comparative positions did not adequately address, if at all, the skills and particular knowledge base required by Mr. Sheen’s position.

In fiscal year 2010, Mr. Sheen earned an annual base salary of $247,500. Non-CEO/CFO executive officer annual base salaries for fiscal year 2009 at our peer companies ranged from $142,593 to $300,000, with an average of $220,499. Mr. Sheen did not receive any additional equity compensation in fiscal year 2010. In 2009, non-CEO/CFO executive officers at five of our peer companies received stock options and, in one of our peer companies, also received restricted stock grants, with a grant date fair value ranging from $23,267 to $199,254, with an average value of $95,965. After an evaluation of the compensation paid to, and the performance of, Mr. Sheen during fiscal year 2010 and after consideration of, among other things, the exceptional performance of the Company during the challenging economic climate, the compensation committee awarded a $87,680 discretionary cash bonus to Mr. Sheen. Overall compensation packages for non-CEO/CFO executive officers at our peer companies ranged from $176,526 to $601,254, with an average of $368,675 in fiscal year 2009. Mr. Sheen’s overall compensation package for fiscal year 2010 had a value of $423,115, which equaled 115% of the average total compensation package value received by non-CEO/CFO executive officers at our peer companies in fiscal year 2009.

In fiscal year 2011, Mr. Sheen’s compensation package was not adjusted from fiscal year 2010 levels. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2011 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2010. Mr. Sheen’s overall compensation package for fiscal year 2011 had a value of $468,144, which equaled 127% of the average total compensation package value received by non-CEO/CFO executive officers at our peer companies in fiscal year 2009.

In the fiscal year 2012, Mr. Sheen’s annual base salary was increased by 10% to $272,250 taking into account the record performance of the Company during the fiscal year 2011 and the differential between Mr. Sheen’s total compensation package and those in similar positions in the Company’s peer company group. Mr. Sheen also participated in the 2012 Bonus Plan, which is described in more detail under “—Annual Performance Bonuses” below. No discretionary bonus was awarded to Mr. Sheen during the fiscal year 2012. Mr. Sheen’s overall compensation package for fiscal year 2012 had a value of $545,571, which equaled 148% of the average total compensation package value received by non-CEO/CFO executive officers at our peer companies in fiscal year 2009.

Chief Financial Officer

In fiscal year 2010, Mr. McEntire earned an annual base salary of $220,000. Chief financial officers annual base salaries for fiscal year 2009 at our peer companies ranged from $125,000 to $250,000, with an average of $210,147. Mr. McEntire’s fiscal year 2010 salary ($220,000) equaled approximately 105% of this average. Mr. McEntire did not receive any additional equity compensation in fiscal year 2010. In 2009, chief financial officers at five of our peer companies received stock options and, in two of our peer companies, also received restricted stock grants, with a grant date fair value ranging from $67,325 to $571,344, with an average value of $163,930. After an evaluation of the compensation paid to, and the performance of, Mr. McEntire during fiscal year 2010 and after consideration of, among other things, the exceptional performance of the Company during the challenging economic climate, the compensation committee awarded a $87,680 discretionary cash bonus to Mr. McEntire. Overall compensation packages for chief financial officers at our peer companies ranged from $146,940 to $921,625, with an average of $425,023 in fiscal year 2009. Mr. McEntire’s overall compensation package for fiscal year 2010 had a value of $393,660, which equaled 93% of the average total compensation package value received by chief financial officers at our peer companies in fiscal year 2009.

In fiscal year 2011, Mr. McEntire’s compensation package was not adjusted from fiscal year 2010 levels. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2011 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2010. Mr. McEntire’s overall compensation package for fiscal year 2011 had a value of $442,150, which equaled 104% of the average total compensation package value received by chief financial officers at our peer companies in fiscal year 2009.

In the fiscal year 2012, Mr. McEntire’s annual base salary was increased by 10% to $242,000 taking into account the record performance of the Company during the fiscal year 2011 and the differential between Mr. McEntire’s total compensation package and those in similar positions in the Company’s peer company group. Mr. McEntire also participated in the 2012 Bonus Plan, which is described in more detail under “—Annual Performance Bonuses” below. No discretionary bonus was awarded to Mr. McEntire during the fiscal year 2012. Mr. McEntire’s overall compensation package for fiscal year 2012 had a value of $516,899, which equaled 122% of the average total compensation package value received by chief financial officers at our peer companies in fiscal year 2009.

Chief Operating Officer

Beginning with his appointment to the position on January 1, 2012, Mr. Wheeler’s annual base salary was set at $175,000 based on his experience, qualifications, familiarity with the Company, base salary of other executive officers at the Company and those in similar positions in the Company’s peer company group. Mr. Wheeler also participated in the 2012 Bonus Plan, which is described in more detail under “—Annual Performance Bonuses” below. Mr. Wheeler’s overall compensation package for fiscal year 2012 had a value of $343,158.

Chief Project Engineer

Beginning with his appointment to the position on January 1, 2012, Mr. Adams’ annual base salary was set at $160,000 based on his experience, qualifications, familiarity with the Company, base salary of other executive officers at the Company and those in similar positions in the Company’s peer company group. Mr. Adams also participated in the 2012 Bonus Plan, which is described in more detail under “—Annual Performance Bonuses” below. Mr. Adams’ overall compensation package for fiscal year 2012 had a value of $311,179.

Base Annual Salaries

Before the Company’s initial public offering in 1997, and before the formation of the compensation committee, the Company entered into employment agreements with Messrs. Owens and Sheen. The compensation levels reflected in those employment agreements were established in July 1997 by negotiations among Messrs. Owens and Sheen, before they joined the Company, and representatives of OYO Corporation U.S.A., the Company’s sole stockholder at that time. The employment agreements were amended, effective October 1, 2008, to bring the agreements into documentary compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and do not otherwise affect the current compensation levels of the executives.

The base annual salaries of the Company’s named executive officers for fiscal year 2012 were as follows:

Mr. Owens, President and Chief Executive Officer	$302,500
Mr. Sheen, Senior Vice President and Chief Technical Officer	$272,250
Mr. McEntire, Vice President, Chief Financial Officer and Secretary	$242,000
Mr. Wheeler, Executive Vice President and Chief Operating Officer	$175,000
Mr. Adams, Executive Vice President and Chief Project Engineer	$160,000

The compensation committee has the authority to adjust these base salaries; however, the employment agreements described above require that the base salaries of that Messrs. Owens, Sheen, McEntire, Wheeler and Adams not be reduced from the base amounts set forth above. On December 8, 2011, the compensation committee approved an increase in base salary of 10% for each of the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Chief Technical Officer, and the Vice President, Chief Financial Officer and Secretary, effective January 1, 2012. This increase was determined by the compensation committee to be appropriate in order to retain Messrs. Owens, Sheen and McEntire following the compensation committee’s evaluation of peer company data and in light of, among other things, the record performance of the Company during fiscal year 2011 and the period of time that had elapsed since the last adjustment to executive compensation, which had occurred at the end of fiscal year 2008.

Annual Performance Bonuses

In December 2011, management recommended to the board of directors a comprehensive, company-wide cash bonus compensation plan (the “2012 Bonus Plan”) for all employees for fiscal year 2012. The board of directors adopted the 2012 Bonus Plan following discussion at the same meeting. The 2012 Bonus Plan, which follows the same principles, goals and criteria as in the bonus plan previously established for fiscal years 2009, 2010, and 2011, set forth various targets and criteria for the Company’s operating performance and established a cash bonus, assessed on an individual basis, for employees of the Company. The financial targets were designed to provide incentives for the employees to work as a team to improve our financial results.

Under the 2012 Bonus Plan, every employee of the Company is eligible to participate in Tier I of the Bonus Plan, except for employees in the Russian Federation who participate in a local plan. Under Tier I, employees share proportionally in the Company’s profits based on each employee’s relative payroll. The Tier I bonus pool is established by accruing 15.3% of consolidated pretax profits (before bonus) above a specified range. Various management teams, including the named executive officers, and selected key employees are eligible to participate in Tier II of the 2012 Bonus Plan, which applies after Tier I is fully funded. The Tier II bonus pool is established by accruing 15.3% of consolidated pretax profits (before bonus) within a specified range above Tier I. Under Tier II, certain participants share in the bonus pool depending on the satisfaction of predefined goals by their respective working groups. None of the named executive officers were required to satisfy predefined goals under the 2012 Bonus Plan. Tier I bonuses are paid if the Company reaches a predetermined pretax profit (before bonus) level. Tier II is based on attaining a predetermined consolidated pretax profits (before bonus) level as well as, in most cases (but not in the case of our named executive officers), specific performance criteria of the group eligible for the bonus. The predetermined pretax profits (before bonus) levels as well as the specific performance criteria are re-evaluated annually. The groups eligible for Tier II bonuses in one year are not necessarily eligible the following year. The eligible groups are selected based on management’s goals for improvement across the Company.

In May 2012, the board of directors approved a 20% increase to the Tier I and Tier II bonus pools. The board determined that these adjustments to the bonus pools were appropriate to reward the Company’s employees, including the named executive officers and other members of management, for the record revenues earned by the Company during the prior fiscal quarter and to provide an incentive to increase and improve revenues even further as the fiscal year continued.

Our named executive officers were not required to achieve individual performance targets in order to earn their respective annual cash incentive payments under the 2012 Bonus Plan. However, the consolidated pretax profits (before bonus) of the Company must reach a predetermined threshold before Tier I or Tier II bonus payments will be made. The difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While each of Messrs. Owens, Sheen, McEntire, Wheeler and Adams has the ability to influence the Company’s financial performance, none of them can ensure that the Company’s performance will rise to the level of satisfying the Tier I or Tier II thresholds. During fiscal year 2012, the predetermined thresholds for Tier I and Tier II were both met.

At the annual stockholders meeting held on February 23, 2009, the Company’s stockholders approved the OYO Geospace Corporation Executive Officer Annual Bonus Plan (the “Executive Officer Annual Bonus Plan”). Only executive employees who are or may become “covered employees” of the Company, as defined in Section 162(m) of the Code are eligible participants. Thus, only Messrs. Owens, Sheen, Wheeler and Adams are eligible to participate in the Executive Officer Annual Bonus Plan. The performance goal necessary for the payment of bonuses under the Executive Officer Annual Bonus Plan is the achievement of positive return on stockholder equity, as reported in the Company’s year-end or, if applicable, quarterly earnings release. The compensation committee may, in its discretion, add additional terms or conditions to the receipt of a bonus under the Executive Officer Annual Bonus Plan so long as such additional terms and conditions do not contradict the terms of the Executive Officer Annual Bonus Plan. Thus, if the performance criteria of positive return on stockholder equity is not satisfied, the compensation committee will not award bonuses under the Executive Officer Annual Bonus Plan. In no event may a bonus paid pursuant to the Executive Officer Annual Bonus Plan to any participant for any fiscal year be in excess of $1.0 million. The ability to achieve the performance criteria required under the Executive Officer Annual Bonus Plan is analogous to the challenge presented by the 2012 Bonus Plan criteria: the difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While the actions and individual job performance of each of Messrs. Owens, Sheen, Wheeler and Adams may influence the Company’s financial performance, neither can ensure that the Company’s performance will result in a positive return on stockholder equity.

Long-Term Stock-Based Compensation

We also believe that long-term incentive compensation is an important component of the Company’s compensation program and that the value of this compensation should be directly related to increases in stockholder value. Therefore, in addition to base salaries and annual performance bonuses, the executive officers participate in the 1997 Key Employee Stock Option Plan, as amended, which allows the Company to grant long-term incentive compensation to its executive officers in the form of stock options and restricted stock awards. These options and restricted stock awards typically vest 25% per year over four years and are therefore intended to compensate executive officers for long-term appreciation in the market value of our common stock.

In fiscal year 2012, Messrs. Owens, Sheen and Adams exercised stock options granted in 2008 having an exercise price of $8.78 (as adjusted for the October 2012 stock split), which were scheduled to expire in 2018. Mr. Adams also exercised stock options granted in 2010 having an exercise price of $21.945 (as adjusted for the October 2012 stock split), which were scheduled to expire in 2020.

Historically, stock option grants were determined based on an individual’s annual compensation and their contribution to the company. The compensation committee independently sets and recommends stock option grants for Messrs. Owens, Sheen, McEntire, Wheeler and Adams (the senior executive officers) to the full board for approval. The proposed stock option grants for non-executives and for other executive officers are presented by the Chairman of the Board, President and Chief Executive Officer and approved by the board of directors upon the recommendation of the compensation committee. Messrs. Owens and Sheen abstain from voting with respect to their own compensation and option grants. In fiscal year 2012, no stock options were awarded to the Company’s senior executive officers.

Relative Size of Major Compensation Elements

The combination of base salary, annual non-equity incentive awards and equity incentive awards comprise total direct compensation. In setting named executive officer compensation, the compensation committee considers the aggregate compensation payable to the executive officer and the form of the compensation. The compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives.

Timing of Compensation Decisions

On December 8, 2011, the compensation committee approved an increase in base salary of 10% for each of the Chairman of the Board, President and Chief Executive Officer, the Senior Vice President and Chief Technical Officer, and the Chief Financial Officer, effective January 1, 2012. This increase was determined by the compensation committee to be appropriate in order to retain Messrs. Owens, Sheen and McEntire following the compensation committee’s evaluation of peer company data and in light of, among other things, the record performance of the Company during fiscal year 2011 and the period of time that had elapsed since the last adjustment to executive compensation, which had occurred at the end of fiscal year 2008.

Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. Executives generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, life insurance and accidental death and disability. Each employee receives life insurance equal to the employee’s annual salary with a maximum payout of $100,000 and accidental death and dismemberment coverage.

We maintain a defined contribution plan pursuant to the provisions of Section 401(k) of the Code. The plan covers all full-time employees who meet age and service requirements. The plan provides for pre-tax, elective employee contributions with a matching contribution from us at 50% of employee contributions, up to a maximum of 3% of the employee’s annual salary.

We offer vacation time determined by years of service. As of September 30, 2012, Mr. Owens had accrued 314 hours of vacation; Mr. Sheen had accrued 314 hours of vacation; Mr. McEntire had accrued 174 hours of vacation; Mr. Wheeler had accrued 298 hours of vacation; and Mr. Adams had accrued 270 hours of vacation. Employees, including executive officers, may roll over up to 160 hours of unused vacation time to subsequent years.

Perquisites

As described above, we maintain life insurance policies on each named executive officer for the benefit of such executive’s family members. The maximum payout under each of these policies is $100,000. We also maintain key man life insurance policies on each senior executive officer exclusively for the benefit of the Company. Additionally, the Company provides promotional shirts and hats and Company logo golf balls to employees for use at Company-sponsored events and exhibitions. The Company may, during years when the Company is meeting its financial goals, reimburse the executive officers for the travel expenses of each executive’s spouse to attend certain annual geophysical conferences in North America and Europe.

Impact of Accounting and Tax Treatment

A standard issued by the Financial Accounting Standards Board requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The equity awards we grant are structured to comply with the requirements of the standard to maintain the appropriate equity accounting treatment.

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation paid to the chief executive officer and the four other most highly compensated executive officers (excluding the chief financial officer) that may be deducted by us in our U.S. tax return in any year unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. The compensation committee believes the compensation earned in excess of this amount by Messrs. Owens, Sheen, Wheeler and Adams, including compensation attributable to the exercise of stock options, could result in a material loss of tax deductions to the Company. In an effort to partially mitigate this loss, the Company entered into amendments, effective October 1, 2008, to the employment agreements with Messrs. Owens and Sheen, which brought those agreements into compliance with Section 162(m).

Section 409A of the Code, as amended, provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We structure any deferred compensation items to be in compliance with Section 409A.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for services rendered during the fiscal years ended September 30, 2010, 2011 and 2012, respectively, to each of our named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary D. Owens,	2010	275,000	87,680	—	82,722	—	6,896	452,298
Chairman of the Board, President and CEO	2011	275,000	—	—	219,067	—	7,228	501,295
	2012	302,500	—	—	272,192	—	7,332	582,024

Michael J. Sheen,	2010	247,500	87,680	—	81,039	—	6,896	423,115
Senior Vice President and Chief Technical Officer	2011	247,500	—	—	217,159	—	7,197	471,856
	2012	272,250	—	—	269,942	—	3,379	545,571

Thomas T. McEntire,	2010	220,000	87,680	—	79,355	—	6,625	393,660
Vice President, Chief Financial Officer and Secretary	2011	220,000	—	—	215,253	—	6,897	442,150
	2012	242,000	—	—	267,753	—	7,146	516,899

Walter R. Wheeler, Executive Vice President and Chief Operating Officer	2012	175,000	—	—	162,781	—	5,377	343,158

Robbin B. Adams, Executive Vice President and Chief Project Engineer	2012	160,000	—	—	148,616	—	2,563	311,179

(1)	Except for discretionary bonus amounts, amounts are reported as “Non-Equity Incentive Plan Compensation” since these cash amounts were awarded by the compensation committee under the 2010 Bonus Plan, the 2011 Bonus Plan, the 2012 Bonus Plan and the Executive Officer Annual Bonus Plan, as applicable. The awards under the 2012 Bonus Plan are discussed in further detail below in connection with the 2012 Grant of Plan-Based Awards Table.

On November 4, 2010, the compensation committee approved the award of a one-time discretionary cash bonus of $87,680 to each of Messrs. Owens, Sheen and McEntire. The award was based on an evaluation by the compensation committee of the performance of Messrs. Owens, Sheen and McEntire during fiscal year 2010 and consideration of (i) their current compensation (including eligibility under the 2010 Bonus Plan), (ii) the goals and objectives of the executive compensation program, and (iii) the exceptional performance of each of them and the Company during fiscal year 2010.

(2)	As required by SEC rules, amounts in this column represent the aggregate grant date value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. Grant date fair value is estimated using the Black-Scholes option pricing model and represents the aggregate expense that the Company will recognize with respect to such option grant over the four year vesting period. The actual value, if any, a recipient may realize will depend on the excess of our stock price over the exercise price on the date the options are exercised.

(3)

The values listed for fiscal year 2010 were awarded under the 2010 Bonus Plan, but not paid until fiscal year 2011. The 2010 Bonus Plan was also designed with a three tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $1,600,000. Tier I pool was funded by an accrual of 16.7% of any pretax profits in excess of the minimum predetermined threshold (5%

return on stockholder equity). The Tier II pool was capped at $1,250,000 and the Tier III pool was capped at $510,000, each funding at 16.7% of any pretax profits in excess of the minimum predetermined threshold. The minimum predetermined threshold was satisfied for fiscal year 2010 and the Tier I and Tier II pools were fully funded and the Tier III pool was funded in the amount of $205,915.

The values listed for fiscal year 2011 were awarded under the 2011 Bonus Plan, but not paid until fiscal year 2012. The 2011 Bonus Plan was designed with a two tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $1,700,000. Tier I pool was funded by an accrual of 14.5% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $1,775,000, funding at 14.5% of any pretax profits in excess of the minimum predetermined threshold. In May 2011, the board of directors approved a 10% increase to the Tier I and Tier II bonus pools and, subsequently in August 2011, an additional 7% increase to the bonus pools was approved. The board determined that these adjustments to the bonus pools were appropriate to reward the Company’s employees, including the named executive officers and other members of management, for the record revenues earned by the Company during the prior fiscal quarter and to provide an incentive to increase and improve revenues even further as the fiscal year continued. After the May 2011 adjustment, the Tier I bonus pool was capped at $1,870,000 and the Tier II bonus pool was capped at $1,952,500. After the August 2011 adjustment, the Tier I bonus pool was capped at $2,040,000 and the Tier II bonus pool was capped at $2,130,000. The minimum predetermined threshold was satisfied for fiscal year 2011. Both the Tier I bonus pool and the Tier II bonus pool were fully funded.

The values listed for fiscal year 2012 were awarded under the 2012 Bonus Plan, but not paid until fiscal year 2013. The 2012 Bonus Plan was designed with a two tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $2,250,000. Tier I pool was funded by an accrual of 15.3% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $2,530,000, funding at 15.3% of any pretax profits in excess of the minimum predetermined threshold. In May 2012, the board of directors approved a 20% increase to the Tier I and Tier II bonus pools. The board determined that this adjustment to the bonus pools were appropriate to reward the Company’s employees, including the named executive officers and other members of management, for the record revenues earned by the Company during the prior fiscal quarter and to provide an incentive to increase and improve revenues even further as the fiscal year continued. After the May 2012 adjustment, the Tier I bonus pool was capped at $2,700,000 and the Tier II bonus pool was capped at $3,036,000. The minimum predetermined threshold was satisfied for fiscal year 2012. Both the Tier I bonus pool and the Tier II bonus pool were fully funded.

Additionally, on February 23, 2009, the Company’s stockholders approved the Executive Officer Annual Bonus Plan. Only Messrs. Owens, Sheen, Wheeler and Adams are eligible to participate in the Executive Officer Annual Bonus Plan. The terms of the Executive Officer Annual Bonus Plan establish a performance goal that return on stockholder equity must be positive to permit distribution of bonuses under the Executive Officer Annual Bonus Plan. If the positive return on stockholder equity goal is not met for any given year, no bonuses will be paid to our executive officers under the Executive Officer Annual Bonus Plan for the applicable year. This performance goal was met in fiscal year 2009 and 2010. However, as the Executive Officer Annual Bonus Plan gives the compensation committee the discretion to add additional terms or conditions to the receipt of a bonus under the Executive Officer Annual Bonus Plan so long as such additional terms and conditions do not contradict the terms of the Executive Officer Annual Bonus Plan, the compensation committee decided that, due to the poor financial performance of the Company during fiscal year 2009, no bonus awards would be paid under the Executive Officer Annual Bonus Plan. The performance goal was again met in fiscal year 2011 and 2012. However, due to the significant amount awarded to the senior executive officers under the 2011 and 2012 Bonus Plan, the compensation committee declined to award any amounts to Messrs. Owens, Sheen, Wheeler and Adams under the Executive Officer Annual Bonus Plan.

Employee Equity Incentive Plan

We maintain the OYO Geospace Corporation 1997 Key Employee Stock Option Plan (the “Key Employee Plan”) for the benefit of our full-time key employees, including the named executive officers. Under the Key Employee Plan, awards covering up to an additional 183,350 shares of common stock may still be granted.

The Plan is administered by the compensation committee. The individuals eligible to participate in the Key Employee Plan are our full-time key employees, including officers and employee directors, as the respective committees may determine from time to time.

Under the Key Employee Plan, the compensation committee may grant incentive stock options and nonqualified stock options. The purchase price of shares subject to an incentive option granted under the Key Employee Plan is determined by the compensation committee and may not be less than the greater of: (a) 100% of the fair market value of the shares of common stock on the date the option is granted or (b) the aggregate par value of the shares of common stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of common stock may be purchased under an incentive option shall be more than 100% of fair market value. In the case of any 10% stockholder, the price at which shares of common stock may be purchased under an incentive option shall not be less than 110% of the fair market value of the common stock on the date the incentive option is granted. The price at which shares of common stock may be purchased under a nonqualified option shall not be less than the greater of: (a) 100% of the fair market value of the shares of common stock on the date the option is granted or (b) the aggregate par value of the shares of common stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of common stock may be purchased under a nonqualified option shall be more than 100% of fair market value.

Options granted under the Key Employee Plan must be exercised within ten years from the date of grant. In the case of a 10% stockholder, no incentive option shall be exercisable after the expiration of five years from the date the incentive option is granted.

Generally, awards granted under the Key Employee Plans are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the Key Employee Plan, if vested, terminate on the earlier of (i) the expiration date of the option or (ii) one day less than three months after the date the holder of the option terminates his or her employment with us for any reason other than the death, disability or the retirement of such holder. During such three-month period the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement.

Grants of Plan-Based Awards Table

The following table summarizes plan-based awards granted to named executive officers of the Company during the fiscal year ended September 30, 2012:

2012 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
			Threshold ($)(2)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Gary D. Owens	12/8/11	(3)	—	272,192	272,192	(4)	—	—	—	—	—

Michael J. Sheen	12/8/11	(3)	—	269,942	269,942	(4)	—	—	—	—	—

Thomas T. McEntire	12/8/11	(3)	—	267,753	267,753	(4)	—	—	—	—	—

Walter R. Wheeler	12/8/11	(3)	—	162,781	162,781		—	—	—	—	—

Robbin B. Adams	12/8/11	(3)	—	148,616	148,616		—	—	—	—	—

(1)	Bonuses were paid under the 2012 Bonus Plan because the minimum predetermined threshold was satisfied as of September 30, 2012. As stated above, in May 2012, the board of directors approved a 20% increase to the Tier I and Tier II bonus pools. The board determined that these adjustments to the bonus pools were appropriate to reward the Company’s employees, including the named executive officers and other members of management, for the record revenues earned by the Company during the prior fiscal quarter and to provide an incentive to increase and improve revenues even further as the fiscal year continued. These increases affected the target and maximum amounts that each named executive officer could receive under the 2012 Bonus Plan. The table above reflects the target and maximum amounts applicable after the May 2012 adjustment.
(2)	Neither the 2012 Bonus Plan nor the Executive Officer Annual Bonus Plan includes threshold amounts for payout. The bonus amount that a named executive officer receives may range from zero to the stated maximum, fluctuating as a function of the overall financial performance of the Company.
(3)	Refers to the date on which the compensation committee approved and established the 2012 Bonus Plan.
(4)	Represents amounts that may be payable to the named executive officer upon the satisfaction of the predetermined threshold for Tier I and Tier II under the 2012 Bonus Plan, as described above, in the maximum amount. The actual payout amount is a function of the amount by which the predetermined threshold is exceeded. As previously stated, the named executive officers are eligible to participate in Tiers I and II under the 2012 Bonus Plan. Additionally, as previously stated, Tier II is not available until Tier I has been fully funded. Thus, this column assumes that all Tiers have been fully funded. When approved in December 2011, the Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $2,250,000 for fiscal year 2012. Tier I pool is funded by an accrual of 15.3% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). When approved in December 2011, the Tier II pool was capped at $2,530,000 for fiscal year 2012. However, as stated in footnote (1) to this table, the board approved a 20% increase to each bonus pool in May 2012. After the May 2012 adjustment, the Tier I bonus pool was capped at $2,700,000 and the Tier II bonus pool was capped at $3,036,000. Once the maximum pool amount for Tier I is met, the Tier II pool is funded by an accrual of 15.3% of any pretax profits in excess of the Tier I maximum amount until the cap for Tier II is reached.

Material Terms of Plan-Based Awards

The material terms of the Executive Officer Annual Bonus Plan, the 2012 Bonus Plan, and the Key Employee Plan are described in the footnotes to the 2012 Grants of Plan-Based Awards Table as well as under the captions “Compensation Discussion and Analysis – Elements of Compensation – General – Annual Performance Bonuses” and “Employee Equity Incentive Plan.”

Salary and Bonus in Proportion to Total Compensation

As stated above, the compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives. While compensation committee believes that our compensation program should be tied in part to our stock price performance so as to align our named executive officers’ interests with those of our stockholders, due to the exceptional performance of the Company in fiscal year 2012, the bonuses awarded to the senior executive officers under the 2012 Bonus Plan were substantially greater than in prior years. As a result of this increase, the value of the combined base salary and annual bonus (non-equity awards as described above) for each of our senior named executive officers represented approximately 99% of their total respective compensation in fiscal year 2012.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information regarding unexercised options, vested stock and equity incentive plan awards outstanding as of the end of the fiscal year ended September 30, 2012 for each of the named executive officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (3)	Number of Securities Underlying Unexercised Options Unexercisable (#) (3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)(3)	Option Expiration Date
Gary D. Owens	17,500	—	—	8.78	December 5, 2018
Michael J. Sheen	21,844	—	—	8.78	December 5, 2018
Thomas T. McEntire	25,000	—	—	8.78	December 5, 2018
Walter R. Wheeler	20,000	5,000	—	(1)	(1)
Robbin B. Adams	3,500	500	—	(2)	(2)

(1)	Includes options with an exercise price of $4.325 expiring March 25, 2013; options with an exercise price of $8.78 expiring December 5, 2018; and options with an exercise price of $21.945 expiring February 25, 2020.
(2)	Includes options with an exercise price of $8.78 expiring December 5, 2018; and options with an exercise price of $21.945 expiring February 25, 2020.
(3)	All share amounts and exercise prices have been adjusted for the Company’s October 2012 stock split.

Option Exercises and Stock Vested Table

The following table summarizes certain information regarding the exercise of stock options and the vesting of stock awards during the fiscal year ended September 30, 2012 for each of the named executive officers:

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (4)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary D. Owens (1)	17,500	$852,671	—	—
Michael J. Sheen (2)	21,844	$931,680		—
Thomas T. McEntire	—	—	—	—
Walter R. Wheeler	—	—	—	—
Robbin B. Adams (3)	3,500	$113,490

(1)	Includes the shares of common stock received upon the exercise of stock options, which were immediately sold, as reflected in the report on Form 4 filed on September 14, 2012 with the Securities and Exchange Commission.
(2)	Includes the shares of common stock received upon the exercise of stock options, which were immediately sold, as reflected in the reports on Form 4 filed on February 3, 2012 and September 10, 2012 with the Securities and Exchange Commission.
(3)	Includes the shares of common stock received upon the exercise of stock options, which were immediately sold, as reflected in the reports on Form 4 filed on May 30, 2012 and August 13, 2012 with the Securities and Exchange Commission.
(4)	All share amounts have been adjusted for the Company’s October 2012 stock split.

Pension Benefits

We currently have no defined benefit pension plans.

Nonqualified Deferred Compensation

We currently have no defined contribution plans which provide for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

Pursuant to their employment agreements, as amended, each of Messrs. Owens, Sheen, McEntire, Wheeler, and Adams is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

•	results from his death, disability or retirement;

•	is by the Company for Cause; or

•	is by the employee other than for Good Reason.

“Cause” is defined to mean the employee’s willful and continued failure to perform his duties after a demand for his performance of those duties or the employee’s willfully engaging in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the Company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

The severance benefits to which either Mr. Owens or Mr. Sheen would be entitled on termination would be an amount equal to the product of (a) his then-current annual salary plus the average of the bonus payments paid to the executive in respect of the three fiscal years preceding the fiscal year in which the termination occurs, multiplied by (b) two. The executive would also receive any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

These payments would be due in a lump sum on the tenth day following the date of termination. The amounts paid are based on the salary rate in effect at the time of termination, unless the employee is terminating employment for Good Reason due to a reduction in salary, in which case the salary rate shall be the rate in effect prior to such reduction.

So long as Messrs. Owens, Sheen, McEntire, Wheeler or Adams are terminated without Cause, neither is required to perform any further agreement or action in order to receive these benefits. However, in connection with these employment agreements, each of them have agreed that he will not disclose or misappropriate any confidential information of the Company and that all intellectual property developed by them is the property of the Company.

If the employment of any of Messrs. Owens, Sheen, McEntire, Wheeler or Adams had been terminated on September 30, 2012, the terminated employee would have received the amount set forth in the table below in a lump sum payment plus any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

Name	Lump sum payment upon termination
Gary D. Owens	$1,046,107
Michael J. Sheen	$980,613
Thomas T. McEntire	$917,361
Walter R. Wheeler	$565,870
Robbin B. Adams	$525,839

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Compensation Committee Interlocks and Insider Participation

In fiscal year 2012, the compensation committee was composed of Dr. Thomas L. Davis, Mr. Charles H. Still, Mr. Richard C. White, and Ms. Tina M. Langtry.

In fiscal year 2007, the board of directors adopted a written charter for the compensation committee. On December 8, 2011, the board of directors approved an amendment to the charter for the compensation committee. The amended charter of the compensation committee is available on the Company’s website. The address of the Company’s website is http://www.geospace.com.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2013 annual meeting of stockholders.

The information in this Compensation Committee Report shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference.

Thomas L. Davis, Ph.D.

Charles H. Still

Tina M. Langtry

Code of Ethics

The Company has adopted a general code of business conduct that applies to all employees, and a supplemental code of ethics that applies to the Company’s Chief Executive Officer and senior financial officers. The general code of business conduct and supplemental code of ethics are available on the Company’s website. The address of the Company’s website is http://www.geospace.com.

Certain Relationships and Related Transactions

The Company does not have a formal policy, written or unwritten, with respect to related person transactions. However, the Company’s General Code of Business Conduct, to which all employees (including our executive officers) are subject, provides that no employee nor any employee’s immediate family member should engage in a business or financial arrangement with a vendor, supplier or customer of the Company without the prior written approval of the Company’s Chief Executive Officer or Chief Financial Officer. The board of directors of the Company does not review, approve or ratify these types of transactions or any other related person transactions. The General Code of Business Conduct is available on our website, http://www.geospace.com.

Independent Public Accountants

UHY LLP (“UHY”) served as the Company’s principal independent public accountants for the 2011 fiscal year and the 2012 fiscal year. A representative of UHY is expected to attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by UHY for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $430,000 during the 2012 fiscal year and $430,000 during the 2011 fiscal year.

Audit-Related Fees

The Company uses firms other than UHY for certain of its statutory audit-related services for its international subsidiaries. There were no fees billed by UHY for audit-related services not disclosed in “Audit Fees” above for the 2012 or 2011 fiscal years.

Tax Fees

The Company uses a firm other than UHY for all of its tax services and therefore no fees were billed by UHY for tax services in fiscal year 2012 or 2011.

All Other Fees

There were no fees billed by UHY for other services not disclosed above for the 2012 or 2011 fiscal years.

UHY leases all its personnel, who work under the control of UHY partners, from wholly-owned subsidiaries of UHY Advisors, Inc., in an alternative practice structure.

Compatibility of Certain Fees with Independent Accountants’ Independence

The audit committee has adopted pre-approval policies and procedures pursuant to which the engagement of any accountant is approved. Such procedures govern the ways in which the audit committee will pre-approve audit and various categories of non-audit services that the auditor provides to the Company and its subsidiaries. In accordance with this policy, the audit committee had given its approval for the provision of audit services by UHY for the fiscal year ended September 30, 2012. Services which have not received pre-approval must receive specific approval of the audit committee. The audit committee is informed of each such engagement in a timely manner, and such procedures do not include delegation of the audit committee’s responsibilities to management. All audit contracts that were entered into in fiscal year 2012 were pre-approved by the audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of reports on those filings furnished to the Company and written representations from reporting persons that no additional reports were required, the Company believes that during the fiscal year ended September 30, 2012, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them.

Proposals for Next Annual Meeting; Other Matters

Any appropriate proposals of holders of common stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2014 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than September 5, 2013 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2014 outside the process of the Securities and Exchange Commission’s rule on stockholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2014 to be received by the Company no later than November 21, 2013, and to be received by the Company no earlier than October 24, 2013, subject to certain other requirements and deadlines outlined in the Company’s by-laws.

The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the Company may solicit the return of proxies by telephone, electronically or in person.

Proxy- Geospace Technologies Corporation

This Proxy is solicited on behalf of the board of directors.

Proxy-Annual Meeting of Stockholders – February 21, 2013

The undersigned holder of common stock of Geospace Technologies Corporation (“GEOS”) hereby appoints Thomas L. Davis, Ph.D. and Charles H. Still, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of GEOS to be held at 9:00 a.m. on the 21st of February 2013, at the GEOS corporate headquarters at 7007 Pinemont Drive, Houston, Texas 77040-6601, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the election of the director nominees named on the reverse side, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the board of directors, (ii) FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as our auditors for the year ending September 30, 2013, and (iii) FOR the approval of the non-binding, advisory resolution on the compensation of GEOS’s named executive officers.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States. In order for your vote to be submitted by proxy, you must (i) properly complete the Internet voting instructions or telephone voting instructions no later than 11:59 p.m. Houston time on February 20, 2013, or (ii) properly complete and return this proxy card at or prior to the Annual Meeting of Stockholders on February 21, 2013.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

(continued and to be signed on other side)

Geospace Technologies Corporation

[Name]
[Address]	Holder Account Number

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

[A] Election of Directors

1. The board of directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 – William H. Moody	☐	☐	02 – Gary D. Owens	☐	☐

[B] Other Matters

2. The board of directors recommends a vote FOR the ratification of the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2013.

To ratify the appointment by the audit committee of the board of directors of UHY LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2013.	For	Withhold	Abstain
	☐	☐	☐

3. The board of directors recommends a vote FOR the approval of the non-binding, advisory resolution on the compensation of the Company’s named executive officers.

To approve the following non-binding, advisory resolution: “RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2013 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”	For ☐	Withhold ☐	Abstain ☐

[C] Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)